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                            SCHEDULE 14A INFORMATION

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                (Name of Registrant as Specified In Its Charter)

                REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP V
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                           [LETTERHEAD OF REALMARK PROPERTIES]


                                     November 4, 1997


Fellow Partner,

Enclosed you will find solicitation materials with respect to an offer by an affiliate of the General Partners to purchase five of the residential properties (the "Asset Sale") of Realmark Property Investors Limited Partnership-V (the "Partnership") for a price which is expected to result in distributions to you and the other limited partners from sales proceeds and other sources of approximately $171 IN CASH. If you approve such sale, you will still hold your limited partnership Units and you will be entitled to receive SIGNIFICANT ADDITIONAL DISTRIBUTIONS WHEN THE BALANCE OF THE PROPERTY PORTFOLIO IS SOLD. In fact, even after the sale of the first five residential properties is approved and completed, the Partnership will still hold interests in one other residential property, one office/warehouse building, one office complex, joint venture interests in two office/warehouse complexes and an interest in vacant land -- altogether CONSTITUTING MORE THAN HALF OF ITS PRESENT PROPERTY PORTFOLIO. Because of the expected market value of these remaining properties, when they are sold we would clearly expect that YOU WOULD RECEIVE ADDITIONAL DISTRIBUTIONS EQUAL TO OR GREATER THAN THE APPROXIMATE $171 YOU ARE EXPECTED TO RECEIVE AS A RESULT OF THE SALE OF THE FIRST FIVE PROPERTIES.

Recently we wrote to you about the possibility that certain buyers might contact you offering deeply discounted prices for your limited partnership interests. Since that time, we have been told, although we have not been able to verify, that some of you may have recently received an offer from another buyer to purchase up to 4.9% of the limited partnership interests of the limited partnership interests of the Partnership for only $150 per Unit. The 4.9% purchase limitation means that even if you decide to tender your Units, your Units may not be purchased by the offeror if more than 4.9% of the Partnership Units are tendered.

  THIS $150 PRICE PER UNIT REPRESENTS A SIGNIFICANT DISCOUNT FROM THE VALUE OF
                                  YOUR UNITS.

IF YOU ACCEPT THE $150 PER UNIT (LESS ANY TRANSFER FEE AND DISTRIBUTIONS), YOU WILL HAVE PASSED UP AN IMMEDIATE OPPORTUNITY TO RECEIVE APPROXIMATELY $171 PER UNIT FOR ONLY A PORTION OF THE PORTFOLIO AND YOUR INVESTMENT. If you tender your Units and the asset sale is completed, the buyer of the Units and NOT YOU will receive not only the approximately $171 per Unit distribution in connection with the proposed sale, but will also receive any additional distributions from FUTURE property sales. Therefore, we recommend that you approve the property Asset Sale and not tender your Units at a deeply discounted price.

Please read the enclosed Consent materials carefully, because they explain the proposed sale of assets and the terms and conditions which must be met to complete such sale. A Consent card and business reply envelope is enclosed for your convenience in voting on this proposal. Be sure that you mail or fax (both sides) of the Consent card, so that it is received prior to November
26, 1997. Without your "YES" vote, the sale of the five properties may not be approved. Therefore, you are urged to complete and sign the consent card for the approval of the sale, EVEN if you decide to tender your Units.

If you have any questions about the proposal or need assistance in completing the enclosed materials, your questions should be directed to the Partnership's Information Agent: The Herman Group, Inc., 2121 San Jacinto Street, 26th floor, Dallas, Texas 75201-6705, Facsimile (214) 999-9323, For Information Call: (800) 354-0414--Toll Free.


                                       Sincerely,

                                       /s/ Joseph M. Jayson
                                       -----------------------------------
                                       Joseph M. Jayson